UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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BRIDGE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRIDGE BANCORP, INC.
2200 Montauk Highway, P.O. Box 3005
Bridgehampton, NY 11932

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 3, 2019

April 5, 2019

Dear Shareholder:
This letter supplements the Proxy Statement dated April 1, 2019 provided to shareholders of Bridge Bancorp, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders to be held on May 3, 2019 (the “Annual Meeting”).  At the Annual Meeting, shareholders are being asked to elect four directors, approve on an advisory (non-binding) basis the compensation paid to our named executive officers, approve the 2019 Equity Incentive Plan and ratify the appointment of Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019.
In connection with the requested approval of the 2019 Equity Incentive Plan (the “Plan”), the following additional information is hereby being provided to shareholders:
•
As of March 31, 2019, there were eleven non-employee directors and approximately 475 employees eligible to participate and receive awards under the Plan. The Plan also allows for awards to be granted to service providers.  There were approximately 25 service providers to the Company as of March 31, 2019.

•	The closing sale price of the Company’s common stock as reported on the NASDAQ Global Select Market on April 5, 2019 was $31.00.

Thank you for your continued support of our Company.

Sincerely,

/s/ Kevin M. O'Connor

Kevin M. O’Connor
President and Chief Executive Officer